Exhibit 99.1

BBSI Confirms Delayed Filing of 2015 10-K and First Quarter 2016 10-Q

 - Receives Written Notice from NASDAQ -

VANCOUVER, Washington May 16, 2016 – Barrett Business Services, Inc. (BBSI or the Company) (NASDAQ: BBSI), a leading provider of business management solutions, has confirmed that the filing of its Form 10-K for 2015 with the Securities and Exchange Commission (SEC) will be delayed, as will the filing of its Form 10-Q for the quarter ended March 31, 2016.

As expected, BBSI received written notification from NASDAQ stating that, because the Company had not filed its 10-Q for the period ended September 30, 2015 and its 10-K for the period ended December 31, 2015 with the SEC by May 9, 2016, the Company is non-compliant with the filing requirements of NASDAQ Listing Rule 5250(c)(1).

Additionally, BBSI received written notification on May 12, 2016 that it is also out of compliance with the listing rule as a result of the delay in filing its 10-Q for the period ended March 31, 2016.

“Beyond our request for a hearing with NASDAQ, we continue to work with Moss Adams, our independent registered public accounting firm, to finish their audit of our 2015, 2014, and 2013 financial statements,” said Tom Carley, BBSI’s interim CFO. “We will file our 2015 10-K with the SEC as soon as it is complete.”

BBSI will now request a hearing before the NASDAQ Hearings Panel. The Company’s request will automatically stay any suspension or delisting action until June 1, 2016. NASDAQ will advise BBSI whether its request for a further stay pending a written decision from the panel has been granted by that date.

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. BBSI’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. BBSI works with more than 4,000 clients across all lines of business in 22 states. For more information, please visit www.barrettbusiness.com.

Company Contact:
Michael L. Elich
President and Chief Executive Officer
Tel 1-360-828-0700

Investor Relations:
Liolios
Cody Slach
Tel 1-949-574-3860
BBSI@liolios.com